Exhibit 99.1

Guardian 8 Holdings
Executive Committee Charter

I.           General Designation and Authority

The Executive Committee (the “Committee”) shall be designated by resolution of the Board of Directors (the “Board”) of Guardian 8 Holdings (the “Company”) pursuant to Article IV of the Bylaws of the Company (the “Bylaws”).  The Committee shall have all of the authority of the Board as set forth in Article IV, Section 1 of the Bylaws except for those matters specifically set forth and excluded in Article IV, Section 1 of the Bylaws.  Nothing expressed herein shall be deemed to limit the authority of the Committee except as such limitation is provided in the Bylaws, the Company’s articles of incorporation or Nevada General Corporation Law.

II.          Purpose

 The primary purpose of the Committee is to function when the Board is not in session, or to function in the capacity of the Company’s executive officer(s) if such officer(s) shall have resigned or are unable or unwilling to render service to the Corporation in such manner as the Corporation deems appropriate.

III.         Membership

The Committee’s membership shall be determined by the Board and shall be comprised of not fewer than two Board members. The Board shall appoint the chair of the Committee (the “Chair”) from among the members of the Committee. Unless otherwise determined by the Board, all members of the Board not appointed members of the Committee shall be alternate members of the Committee. The Board may fill vacancies among the regular members of the Committee by appointment from among its members. Members of the Committee may be removed by the Board at any time. A majority of the members of the Committee shall constitute a quorum thereof. If necessary to constitute a quorum, one or more alternate members chosen at random from the members of the Board may be called by the Secretary or Chair of the Committee to act at any meeting as a member of the Committee.

IV.         Meetings and Reports

The Committee shall meet as frequently as it determines. The Chair shall determine whether the Committee should meet prior to any regular meeting of the Board and, if so, shall schedule such meeting. The Chair or any two members of the Committee, may call (or reschedule) meetings of the Committee. Meetings of the Committee may be held telephonically or via video conference. The Committee may act by unanimous written consent. The Chair shall preside at all Committee meetings at which he or she is present and, with input from the other members of the Committee, shall set the agenda for Committee meetings when and if an agenda is required under the Bylaws. Any member of the Board may request that one or more items be included in the agenda for the Committee’s next meeting. The Chair may appoint a secretary of the Committee (the “Secretary”), who shall maintain a written record of the Committee’s meetings and who shall report regularly to the Board to summarize the significant issues considered by, and acts authorized or taken by, the Committee.

V.          Functions and Duties

The Committee shall have the following duties and perform the following functions.  Unless specifically stated, all duties shall be deemed discretionary and not mandatory.

1.	The Committee shall undertake such steps and actions in fulfillment of the purpose of the Committee as set forth above.

2.	The Committee shall report to the Board on the Committee’s activities with such frequency as it may determine to be appropriate in its sole discretion.

3.
The Committee shall review and reassess at such times as it deems appropriate the adequacy of this Charter, and recommend to the Board for its consideration any revisions to this Charter that the Committee considers necessary or proper to fulfilling its purpose as set forth herein. The Committee shall conduct such reviews and reassessments in whatever manner it deems appropriate.

4.	The Committee may discharge any other duties or responsibilities expressly delegated to it by the Board.

The Committee has the full authority to retain legal counsel, financial advisors, consultants or other outside advisors (“Advisors”) with respect to any issue or to assist it in fulfilling its responsibilities, without consulting with or obtaining the approval of any officer of the Company.  The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any Advisors retained by the Committee.

VI.         Expense Reimbursement and Compensation

All members of the Committee shall be entitled to reimbursement for any and all reasonable out of pocket expenses incurred or to be incurred in connection with the duties and functions of the Committee.  The Company shall provide expense advances or promptly reimburse any Committee member for such expenses, at the option of the member.  Such expenses may include, without limitation, travel, food, lodging, communications and any other expenses.  In addition, the Chair of the Committee shall be entitled to receive fees from the Company in a reasonable amount based upon time spent attending to Committee matters.